AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the [ ] day of December, 2018, by and between Partners Group Private Income Opportunities, LLC, a Delaware limited liability company (the “Fund”), and Partners Group (USA) Inc., a Delaware corporation (the “Adviser”).

WHEREAS, the Fund and the Adviser entered into an investment management agreement dated as of the 31st day of December, 2016 (the “Original Agreement”);

WHEREAS, the Fund is registered with the Securities and Exchange Commission (the “SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and engages in the business of acting as an investment adviser;

WHEREAS, the Fund desires to retain the Adviser so that it will render investment management services to the Fund in the manner and on the terms and conditions hereinafter set forth;

WHEREAS, the Adviser is willing to render such services and/or engage others to render such services to the Fund; and

WHEREAS, the Fund and the Adviser desire to amend and restate the Original Agreement in its entirety and the Adviser represents that such amendment will not result in an increase in the advisory fees paid by the Fund or in a reduction or modification in any way of the nature or level of the advisory services provided to the Fund by the Adviser

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed by the parties as follows:

1.	Appointment of Adviser; Acceptance of Appointment.

(a) The Fund hereby appoints the Adviser to act as investment adviser and provide investment management services to the Fund, subject to the supervision of the Fund’s board of managers (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement.

(b) In rendering services under this Agreement, the Adviser shall have regard to (i) the provisions of the Investment Company Act, any rules or regulations thereunder, and other provisions of Federal or state law, which the Fund’s counsel has informed the Adviser are applicable to the Fund; (ii) the provisions of the Limited Liability Company Agreement of the Fund, as amended from time to time (the “LLC Agreement”); (iii) policies and determinations of the Board; (iv) the fundamental policies and investment restrictions of the Fund as reflected in its registration statement on Form N-2 relating to the offering of shares, which are limited liability company interests (“Shares”) in the Fund, including all exhibits thereto (the “Registration Statement”), as such policies may, from time to time, be amended; and (v) the prospectus and statement of additional information (“SAI”) of the Fund in effect from time to time.

(c) The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the members of the Board (each member of the Board a “Manager”, collectively the “Managers”) or officers of the Fund with respect to any matters relating to the business and affairs of the Fund.

2.	Investment Management.

(a) The Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth and subject to the supervision of the Board, either directly or indirectly through one or more Sub-Advisers (as that term is defined in Section 4 hereof) to: (i) develop, implement and supervise the investment program of the Fund and the composition of its portfolio; (ii) determine the timing and amount of commitments, investments and/or disposals to be made by the Fund, and the securities and other investments to be purchased or sold by the Fund in connection therewith; and (iii) arrange, subject to the provisions of Section 7 hereof, for the purchase of securities and other investments for the Fund and the sale or redemption of securities and other investments held in the portfolio of the Fund.

(b) The securities and other investments purchased or sold by the Fund in connection with the foregoing may include, but are not limited to, shares of capital stock, limited partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures, loans and other securities and equity or debt interests and derivatives thereof of whatever kind, whether or not publicly traded or readily marketable and whether directly or indirectly held.

(c) The Adviser may, subject to the provisions of Section 7 hereof, obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(d) Nothing in this Agreement shall prevent the Adviser or any of its affiliates (as defined below) or their respective officers, managers, partners, directors, employees or agents (collectively, the “Adviser Related Persons”) from acting as an investment adviser, manager or in any similar capacity for any other person, investment company or similar vehicle, firm or corporation and shall not in any way limit or restrict the Adviser or any Adviser Related Person from buying, selling or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities will not, in its judgment, materially adversely affect or otherwise impair the performance by the Adviser of its duties and obligations under this Agreement and under the Advisers Act. For purposes of this Agreement, the term “affiliate” shall mean an “affiliated person” as such term is defined in the Investment Company Act.

3.	Use of Name.

(a) As licensee of the rights to use and sublicense the use of the name “Partners Group” and any trademarks or derivatives thereof or logo associated therewith, the Adviser hereby grants the Fund a non-exclusive right and sublicense to use (i) the Partners Group name and mark as part of the Fund’s name, and (ii) in connection with the Fund’s investment products and services, in each case only for so long as this Agreement, any other investment management agreement between the Fund and the Adviser (or any organization which shall have succeeded to the Adviser’s business as investment manager (the “Adviser’s Successor”)), or any extension, renewal or amendment hereof or thereof remains in effect, and only for so long as the Adviser or the Adviser’s Successor is a licensee of the Partners Group name and mark. The Fund agrees that it shall have no right to sublicense or assign rights to use the Partners Group name and mark, it shall acquire no interest in the Partners Group name and mark other than the rights granted herein and the Fund shall not challenge the validity of the Partners Group name and mark or the ownership thereof.

(b) The Fund further agrees that all services and products it offers in connection with the Partners Group name and mark shall meet commercially reasonable standards of quality, as may be determined by the Adviser from time to time. At the Adviser’s reasonable request, the Fund shall cooperate with the Adviser and shall execute and deliver any and all documents necessary to maintain and protect (including, but not limited to any trademark infringement action) the Adviser and/or enter the Fund as a registered user thereof.

(c) At such time as this Agreement or any other investment management agreement shall no longer be in effect between the Adviser (or the Adviser’s Successor) and the Fund, or the Adviser no longer is a licensee of the Partners Group name and mark, the Fund shall (to the extent that, and as soon as, it lawfully can) cease to use the current name of the Fund or any other name indicating that it is advised by, managed by or otherwise connected with the Adviser (or the Adviser’s Successor). In no event shall the Fund use the Partners Group name and mark or any other name or mark confusingly similar thereto (including, but not limited to, any name or mark that includes the name “Partners Group” or “PG”) if this Agreement or any other investment management agreement between the Adviser (or the Adviser’s Successor) and the Fund is terminated.

4. Sub-Advisers. The Adviser may, subject to its supervision and the supervision of the Board, engage at its own expense, or recommend that the Fund directly engage, at the Fund’s expense, one or more persons (each, a “Sub-Adviser”), including, but not limited to, subsidiaries and affiliated persons of the Adviser, to render any or all of the investment management services that the Adviser is obligated to render under this Agreement, including where a Sub-Adviser (i) provides a continuous investment program and determines the composition of the securities and other assets of the Fund, or (ii) manages a discrete portion of the Fund’s assets directly through separate managed accounts or indirectly through a separate investment fund for which such person serves as the managing member, general partner or in a similar capacity and in which the Fund is the sole investor. Notwithstanding the foregoing, the selection of Sub-Advisers shall be subject to the approval by a majority of Managers who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) (“Independent Managers”) and a vote of a majority of the outstanding Shares, unless the Fund acts in reliance on exemptive or other relief granted, or rule issued, by the SEC from the provisions of the Investment Company Act requiring such approval by security holders.

5.	Compensation.

(a) Investment Management Fee. In consideration for the services provided by the Adviser pursuant to this Agreement, the Fund will pay the Adviser a monthly investment management fee (the “Investment Management Fee”) equal to 1.25% on an annualized basis of the Fund’s net asset value. The Investment Management Fee will be computed as of the last day of each month, and will be due and payable in arrears within fifteen business days after the end of the month. If the Adviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated according to the proportion that such period bears to the full month and shall be payable within fifteen days after the cessation of the Adviser’s services. The net asset value of the Fund shall be determined pursuant to the applicable provisions of the LLC Agreement and the procedures adopted from time to time by the Board. For the purposes of this Section 5, “net asset value” shall mean the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund; provided that, for the purposes of determining the Investment Management Fee payable to the Adviser for any month, net asset value will be calculated prior to any reduction for any fees and expenses of the Fund for that month, including, without limitation, the Investment Management Fee payable to the Adviser for that month.

(b) Incentive Fee. The Fund will also pay to the Adviser an Incentive Fee calculated and payable quarterly in arrears based upon the Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter. The Incentive Fee is subject to a hurdle rate, expressed as a rate of return on the Fund’s net assets, equal to 1.25% per quarter (or an annualized hurdle rate of 5.00%), subject to a “catch-up” feature. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income accrued during the calendar quarter, minus the Fund's operating expenses for the quarter (including the Management Fee, but excluding the Incentive Fee).

The calculation of the Incentive Fee for each calendar quarter is as follows:

i) No Incentive Fee is payable to the Adviser if the Fund’s pre-incentive fee net investment income, expressed as a percentage of the Fund’s net assets in respect of the relevant calendar quarter, does not exceed the quarterly hurdle rate of 1.25%;

ii) 100% of the portion of the Fund’s pre-incentive fee net investment income that exceeds the hurdle rate but is less than or equal to 1.47% (the “catch-up”) is payable to the Adviser if the Fund’s pre-incentive fee net investment income, expressed as a percentage of the Fund’s net assets in respect of the relevant calendar quarter, exceeds the hurdle rate but is less than or equal to 1.47% (5.88% annualized). The “catch-up” provision is intended to provide the Adviser with an incentive fee of 15% on all of the Fund’s pre-incentive fee net investment income when the Fund’s pre-incentive fee net investment income reaches 1.47% of net assets; and

iii) 15% of the portion of the Fund’s pre-incentive fee net investment income that exceeds the “catch-up” is payable to the Adviser if the Fund’s pre-incentive fee net investment income, expressed as a percentage of the Fund’s net assets in respect of the relevant calendar quarter, exceeds 1.47% (5.88% annualized). As a result, once the hurdle rate is reached and the catch-up is achieved, 15% of all the Fund’s pre-incentive fee net investment income thereafter is allocated to the Adviser.

6.	Allocation of Expenses.

(a) All costs and expenses of the Fund not expressly assumed by the Adviser under this Agreement shall be paid by the Fund including, but not limited to, any fees and expenses in connection with the organization of the Fund and the offering and issuance of Shares; all fees and expenses relating to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments or proposed investments, whether or not such investments are completed, including travel and other expenses incurred in connection with selection or monitoring of investments, or enforcing the Fund’s rights in respect of such investments; quotation or valuation expenses; brokerage commissions; interest and fees on any borrowings by the Fund; professional fees (including, without limitation, expenses of consultants, experts and specialists); research expenses; fees and expenses of outside counsel (including fees and expenses associated with the review of documentation for prospective investments by the Fund), including foreign counsel; accounting, auditing and tax preparation expenses; fees and expenses in connection with repurchase offers and any repurchases or redemptions of Shares; taxes and governmental fees (including tax preparation fees); the Investment Management Fee and the Incentive Fee; the fees and expenses of the Fund’s administrator; fees and expenses of any custodian, subcustodian, transfer agent, and registrar, and any other agent of the Fund; all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Adviser and any custodian or other agent engaged by the Fund; bank service fees; costs and expenses relating to any amendment of the LLC Agreement or the Fund’s other organizational documents; expenses of preparing, amending, printing, and distributing prospectuses, SAIs, and any other sales material (and any supplements or amendments thereto), reports, notices, websites, other communications to shareholders, and proxy materials; expenses of preparing, printing, and filing reports and other documents with government agencies; expenses of shareholders’ meetings, including the solicitation of proxies in connection therewith; expenses of corporate data processing and related services; shareholder recordkeeping and shareholder account services, fees, and disbursements; expenses relating to investor and public relations; fees and expenses of the Managers who are not employees of the Adviser or its affiliates; insurance premiums; Extraordinary Expenses (as defined below); and all costs and expenses incurred as a result of dissolution, winding-up and termination of the Fund.

“Extraordinary Expenses” means all expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund’s rights against any person or entity; costs and expenses for indemnification or contribution payable by the Fund to any person or entity (including, without limitation, pursuant to the indemnification obligations contained in the LLC Agreement); expenses of a reorganization, restructuring or merger of the Fund; expenses of holding, or soliciting proxies for, a meeting of shareholders of the Fund (except to the extent relating to items customarily addressed at an annual meeting of a registered closed-end management investment company); and the expenses of engaging a new administrator, custodian, transfer agent, escrow agent or other major service provider.

(b) The Adviser will bear all of its own routine overhead expenses, including but not limited to rent, utilities, salaries, office equipment and communications expenses, and the fees of any Sub-Adviser engaged by it pursuant to Section 4. In addition, the Adviser is responsible for the payment of the compensation and expenses of those Managers and officers of the Fund affiliated with the Adviser, and making available, without expense to the Fund, the services of such individuals, subject to their individual consent to serve and to any limitations imposed by law.

7.	Certain Portfolio Transactions.

(a) In executing transactions for the Fund and selecting brokers or dealers, the Adviser (either directly or through Sub-Advisers) shall place orders pursuant to its investment determinations for the Fund directly with the issuer, or with any broker or dealer (including, without limitation, affiliates of the Adviser), in accordance with applicable policies expressed in the Fund’s Registration Statement and in accordance with any applicable legal requirements. Without limiting the foregoing, the Adviser (or a Sub-Adviser) shall endeavor to obtain for the Fund the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. Subject to the appropriate policies and procedures approved by the Board, the Adviser (or a Sub-Adviser) may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), cause the Fund to pay a broker or dealer that provides brokerage or research services to the Adviser (or a Sub-Adviser) an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser (or a Sub-Adviser) determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser’s (or a Sub-Adviser’s) overall responsibilities to the Fund or its other advisory clients. To the extent authorized by Section 28(e) of the Exchange Act and the Board, the Adviser (or a Sub-Adviser) shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

(b) To the extent applicable to the Fund and consistent with these standards, in accordance with Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations, the Adviser (or a Sub-Adviser) is authorized to allocate the orders placed by it on behalf of the Fund to the Adviser (or a Sub-Adviser) if it is registered as a broker or dealer with the SEC, to one or more of its affiliates that are registered as brokers or dealers with the SEC, or to such brokers and dealers that also provide research or statistical research and material, or other services to the Fund or the Adviser (or a Sub-Adviser). Such allocation shall be in such amounts or proportions as the Adviser (or a Sub-Adviser) shall determine consistent with the above standards, and, upon request, the Adviser (or a Sub-Adviser) will report on said allocation regularly to the Board indicating the broker-dealers to which such allocations have been made and the basis therefor.

(c) The Adviser (or a Sub-Adviser) shall be authorized to bunch or aggregate orders for the Fund with orders of other clients and to allocate the aggregate amount of the investment among accounts (including accounts in which the Adviser or a Sub-Adviser, as applicable, and its respective affiliates and/or personnel have beneficial interests) in an equitable manner. When portfolio decisions are made on an aggregated basis, the Adviser (or a Sub-Adviser) may place a large order to purchase or sell a particular security for the Fund. Because of the prevailing trading activity, it is frequently not possible to receive the same price or execution on the entire volume of securities purchased or sold. When this occurs, the various prices may be averaged and the Fund will be charged or credited with the average price. The effect of such aggregation may operate on some occasions to the Fund’s disadvantage. Although in such an instance the Fund will be charged the average price, the Adviser (or a Sub-Adviser) will make the information regarding the actual transactions available to the Fund upon the Fund’s request. The Adviser or a Sub-Adviser, as applicable, is not required to bunch or aggregate orders.

8.	Record Keeping and Reports.

(a) The Adviser will maintain all books and records with respect to the Fund's securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the Investment Company Act (other than those records being maintained by the Fund's administrator, custodian or transfer agent) and preserve such records for the periods prescribed by Rule 31a-2 of the Investment Company Act.

(b) The Adviser shall regularly report to the Board on the investment program of the Fund, issuers and securities generally represented in the Fund’s portfolio, and will furnish the Board such periodic and special reports as the Managers may reasonably request. The Fund shall furnish or otherwise make available to the Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Fund as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

9. Conflicts of Interest. Whenever the Fund and one or more other accounts or investment companies managed or advised by the Adviser, an Adviser Related Person or a Sub-Adviser has available funds for investment, investments suitable and appropriate for each shall be allocated in a manner believed by the Adviser or the Sub-Adviser to be equitable to each entity. The Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund.

10. Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein, in the LLC Agreement or authorized by the Board from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

11. Liability. None of the Adviser, its affiliates, partners, managers, members, principals, directors, officers or employees, nor any of their executors, heirs, assigns, successors or other legal representatives (each an “Indemnified Person” and collectively the “Indemnified Persons”), shall be liable for any error of judgment, for any mistake of law or for any act or omission by such person in connection with the performance or non-performance of services to the Fund hereunder (including, but not limited to, an error in the calculation of the net asset value of the Fund due to an incorrect valuation of any investment by the Adviser or any third party), in the absence of willful misfeasance or gross negligence in the performance or non-performance of the Adviser’s duties hereunder (collectively, “disabling conduct”). Any person, even though also employed by the Adviser, who may be or become an employee of the Fund and paid by the Fund shall be deemed, when acting within the scope of his or her employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Adviser.

12.	Indemnification.

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 12(b) hereof, indemnify, defend and hold harmless each Indemnified Person from or against all losses, charges, expenses, assessments, claims, damages, costs and liabilities (“Losses”), including, but not limited to, amounts paid in satisfaction of indemnities or judgments, in compromise, or as fines or penalties, and reasonable counsel fees and disbursements, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such Indemnified Person may be or may have been involved as a party or otherwise (including but not limited to as an indemnitor under any sub-servicing agreement or other agreement entered into by the Adviser for the benefit of the Fund (“Indemnitor Losses”), but only to the extent such Indemnitor Losses relate to the Fund and the indemnity giving rise to such Indemnitor Losses is not broader than that granted by the Fund to an Indemnified Person hereunder), or with which such Indemnified Person may be or may have been threatened, by reason of the past or present performance of services to or on behalf of the Fund by such Indemnified Person, except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such Indemnified Person by reason of disabling conduct.

(b) Expenses, including reasonable counsel fees and disbursements, so incurred by any such Indemnified Person (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid or reimbursed by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under this Section 12; provided, however, that (i) such Indemnified Person shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such Indemnified Person against Losses arising by reason of such Indemnified Person’s disabling conduct, or (iii) a majority of the Managers who are not parties to the proceeding or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such Indemnified Person has not engaged in disabling conduct.

(c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an Indemnified Person is liable to the Fund or its shareholders by reason of disabling conduct, indemnification shall be provided pursuant to this Section 12 if (i) approved as in the best interests of the Fund by a majority of the Managers who are not parties to the proceeding upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such Indemnified Person has not engaged in disabling conduct, or (ii) the Board secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such Indemnified Person is not likely to be liable to the Fund or its shareholders by reason of disabling conduct.

(d) Any indemnification or advancement of expenses made pursuant to this Section 12 shall not prevent the recovery from any Indemnified Person of any such amount if such Indemnified Person subsequently shall be determined in a final decision on the merits of any court of competent jurisdiction in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its shareholders by reason of disabling conduct. In any suit brought by an Indemnified Person to enforce a right to indemnification under this Section 12 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 12 the Fund shall be entitled to recover such expenses upon a final adjudication that, the Indemnified Person has not met the applicable standard of conduct set forth in this Section 12. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 12, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 12 shall be on the Fund (or any shareholder acting derivatively or otherwise on behalf of the Fund or its shareholders).

(e) The rights of indemnification provided in this Section 12 shall not be exclusive or affect any other right to which any Indemnified Person may be entitled by contract or otherwise under law. Notwithstanding anything in this Section 12 to the contrary, the provisions of this Section 12 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited, or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 12 to the fullest extent permitted by law. The provisions of this Section 12 shall indefinitely survive the termination or cancellation of this Agreement.

(f) The Adviser (and the other Indemnified Persons) may rely upon and, in the absence of disabling conduct, shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Adviser (and the other Indemnified Persons) shall not be held to have notice of any change of authority of any Manager, officer, employee or agent of the Fund until receipt of written notice thereof from the Fund.

(g) Nothing herein shall make any Adviser (and the other Indemnified Persons) liable for the performance or omissions of unaffiliated third parties not under the Adviser’s reasonable control such as, by way of example and not limitation, custodians, brokers, Sub-Advisers, postal or delivery services, telecommunications providers and processing and settlement services.

(h) The Adviser shall not settle, or consent to the settlement of, a claim involving an Indemnitor Loss without the consent of the Fund, which consent shall not be unreasonably withheld; for the avoidance of doubt, the granting or withholding of consent by the Fund in respect of any such settlement shall not affect the Adviser's entitlement to indemnification under this Section 12.

13. Term of Agreement; Termination. This Agreement shall become effective on January 1, 2019 and shall continue in effect year to year thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of: (i) a majority of the Independent Managers cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Board or the holders of a “majority of the outstanding voting securities” of the Fund as defined in the Investment Company Act. This Agreement may be terminated (i) by the Adviser at any time without penalty upon 60 days’ written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon 60 days’ written notice to the Adviser (which notice may be waived by the Adviser) provided that such termination by the Fund shall be directed or approved by the Board of Managers or by the vote of the holders of a majority of the outstanding voting securities of the Fund. This Agreement shall automatically be terminated in the event of its assignment (as such term is defined in the Investment Company Act and the rules and regulations thereunder and related regulatory interpretations).

14. Amendment. This Agreement may be amended only by the written agreement of the parties. Any amendment shall be required to be approved by the Board, including a majority of the Independent Managers in accordance with the provisions of Section 15(c) of the Investment Company Act and the rules and regulations adopted thereunder. If required by the Investment Company Act, any material amendment shall also be required to be approved by such vote of shareholders of the Fund as is required by the Investment Company Act and the rules and regulations thereunder.

15.	Notice.

(a) Notices relating to termination of the Agreement, breaches of contractual duties, initiation of legal proceedings, complaints in relation to services provided hereunder or any other material notices under the Agreement, other than notices given in the ordinary course of business (each a “Material Notice”), must be given in writing (either by way of facsimile or registered mail). A notice sent by facsimile shall be deemed to have been served at the close of business on the day upon which the other party confirms receipt. A notice sent by registered mail shall be deemed to have been served at the close of business on the day upon which it is delivered. Material Notices shall be sent as follows, or to such other address as the parties may agree from time to time:

If to the Adviser:

Partners Group (USA) Inc.
1114 Avenue of the Americas, 37th floor

New York, NY 10036

Attention: Executive Office

Re: Material Notice, Partners Group Private Income Opportunities, LLC

Facsimile: (212) 908 2601

Telephone: (212) 908 2600

with a copy to:

Partners Group

Zugerstrasse 57

CH-6341 Baar-Zug, Switzerland

Attention: Executive Office

Re: Material Notice, Partners Group Private Income Opportunities, LLC

Facsimile: +41 41 768 85 58

Telephone: +41 41 768 85 85

If to the Fund:

Partners Group Private Income Opportunities, LLC
James F. Munsell, Chairman

c/o Partners Group (USA) Inc.
1114 Avenue of the Amercias, 37th floor

New York, NY 10036

Re: Material Notice, Partners Group Private Income Opportunities, LLC

Facsimile: (212) 908 2601

Telephone: (212) 908 2600

(b) Any notice or communication required or permitted to be given by either party to the other in the ordinary course of business shall be deemed sufficient if sent by mail, Federal Express (or substantially similar delivery service), facsimile, electronic mail or otherwise as agreed between the parties.

16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and the applicable provisions of Federal law. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of Federal law, the latter shall control.

17. Fund Obligations. The obligations of the Fund under this Agreement are not binding upon any Manager or shareholder or officer of the Fund personally, but bind only the Fund and the Fund’s property. The Adviser hereby acknowledges in this regard that it has notice of the provisions of the LLC Agreement disclaiming liability of Managers and shareholders and officers of the Fund for acts or obligations of the Fund.

18. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be effected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.

Partners Group Private INCOME OPPORTUNITIES, LLC

By:
Name:
Title:

By:
Name:
Title:

Partners Group (USA) Inc.

By:
Name:
Title:

By:
Name:
Title:

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